Exhibit 99.1

Hittite Microwave Corporation Announces Succession Plan

Stephen G. Daly to step down as Chairman, President and Chief Executive Officer

Board appoints Rick D. Hess as President and Chief Executive Officer

Lead Director Franklin Weigold Appointed Chairman of the Board

Company to Host Teleconference & Webcast Today at 5:00 p.m. ET

CHELMSFORD, Mass.--(BUSINESS WIRE)--March 13, 2013--The board of directors of Hittite Microwave Corporation (NASDAQ: HITT) today announced Stephen G. Daly plans to step down as the company’s chairman, president and chief executive officer at the end of the month. The board named Mr. Rick D. Hess as the company’s next president and chief executive officer. The board also announced Mr. Franklin Weigold was named non-executive chairman of the board. Both appointments will be effective April 1, 2013. Mr. Daly will support the transition in an advisory role to the new CEO as needed, and will remain a director until the 2013 annual shareholders meeting in May.

The company reaffirmed its previously issued guidance for the first quarter ending March 31, 2013 for revenues to be in the range of $66.5 million to $68.5 million and net income to be in the range of $16.7 million to $17.7 million, or $0.54 to $0.57 per diluted share.

“On behalf of our board of directors and employees, I congratulate Rick and look forward to his leadership,” said Stephen G. Daly, chairman, president and chief executive officer. “Rick has been an outstanding Hittite board director since 2005, and is familiar with our strategies, culture, technology and industry, and as a director he already has strong relationships with our entire management team. Additionally, I congratulate Franklin on his appointment to non-executive chairman. Franklin is an extraordinary leader and well prepared for this position, as he has been a member of our board since 2003 and our lead independent director since 2009.”

“In 2012, I began discussing with the board of directors my desire to initiate a succession plan. The board retained an internationally recognized executive recruiting firm, to advise on potential candidates and support the succession planning process. After an extensive search, the board is pleased to have selected Rick Hess as President and CEO, and we unanimously agree he will be an extraordinary leader for Hittite,” said Mr. Daly.

“We know Rick well from his eight years of service on our board, where we have benefitted from his wisdom, experience and industry knowledge,” said Mr. Franklin Weigold, lead director. “Rick has experience creating shareholder value and leading semiconductor companies to more than $500 million in revenue. We believe his background and skills make him a perfect fit to lead Hittite’s talented management team. Additionally, I am honored to be appointed chairman, and I look forward to representing shareholders in this capacity.”

“I am excited to take on this new role,” said Mr. Hess. “The company has an outstanding history, incredibly talented employees, best in class financial performance, and is in a strong position to further its leadership position in the industry. I look forward to leading Hittite in the years ahead and helping to make it even stronger than it is today. I would like to thank the board for their strong endorsement and the opportunity to lead this world class company. I look forward to meeting our worldwide employees, customers, suppliers and shareholders in the weeks and months ahead.”

Mr. Hess, 59, has served in executive leadership roles in the microwave, semiconductor, energy and manufacturing industries for more than 30 years. He has been a member of Hittite’s board of directors since 2005. From 2011 to 2013, he was vice president at American Superconductor Corporation, a provider of technologies and solutions for the electrical power infrastructure industry. From 2006 to 2010, Mr. Hess was president and chief executive officer of Konarka Technologies, Inc., a developer of advanced photovoltaic cells on flexible plastic. From 2004 to 2006, Mr. Hess was president and chief executive officer of Integrated Fuel Cell Technologies, Inc., a developer of fuel cell systems. From 1989 to 2004, Mr. Hess held several positions at M/A-COM, including president from 1999 to 2004. M/A-COM was a semiconductor provider of high frequency components and systems for the wireless, defense, public safety and automotive markets. Mr. Hess had previously founded Stable Energy Sources, a manufacturer of microwave subsystems and components serving military and industrial markets. He began his career as an engineer at Westinghouse Electric. Mr. Hess received a B.S. in Electrical Engineering from Purdue University and an M.S. in Electrical Engineering from Johns Hopkins University.

Franklin Weigold, 74, has served as a member of the company’s board of directors since 2003 and as its lead director since 2009. From 1999 to 2003, Mr. Weigold served as Vice President and General Manager of the Micromachined Products Division of Analog Devices, Inc. and from 1992 to 1999 was Vice President and General Manager of its Transportation and Industrial Products Division. Prior to joining Analog Devices, Mr. Weigold served as President and Chief Operating Officer of Unitrode Corporation. Previously, he was President of Silicon General Inc. Mr. Weigold also serves on the board of directors of privately held Enpirion, Inc. Mr. Weigold received a B.S. in Electrical Engineering from Michigan Technological University and an M.B.A. from the University of Pittsburgh.

“On behalf of the board of directors and our employees, I would like to say that we truly appreciate Steve’s seventeen year commitment and his many contributions in making Hittite an industry leader. As we look ahead, we are confident that Rick will successfully lead Hittite in its growth and innovation,” said Mr. Weigold.

“It has been a privilege to serve Hittite’s shareholders, employees and customers,” said Mr. Daly. “The decision to step down was initiated by me, as I am ready to set new goals for myself outside of Hittite. I’m proud of what Hittite has accomplished during my tenure, and I am grateful for all the opportunities afforded to me by the company. Hittite’s business and financial conditions are strong, and I feel this is an opportune time to make this transition.”

Mr. Daly joined Hittite in 1996 and held various leadership positions in sales, marketing and product development. In 2004, he was promoted to President and CEO, and took the company public in July 2005. In 2006, he was appointed chairman of the board. Since its IPO, and under Mr. Daly’s leadership, Hittite has increased its market capitalization to approximately two billion dollars. Today the company is recognized as a major technology contributor to the semiconductor and microwave industry.

Webcast and Taped Replay

The company will host a conference call to discuss the succession plan at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9692. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4608309. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company's standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

"Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission.

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer